Exhibit 5.2

PILLSBURY WINTHROP SHAW PITTMAN LLP

2550 Hanover Street

Palo Alto, CA 94304-1115

August 9, 2018

Invitae Corporation

1400 16th Street

San Francisco, CA 94103

Ladies and Gentlemen:

We are acting as counsel for Invitae Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of shares (the “Shares”) of common stock, $0.0001 par value per share (the “Common Stock”), of the Company having an aggregate offering price of up to $75,000,000, all of which are authorized but heretofore unissued shares to be offered and sold by the Company, pursuant to (i) the Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) on August 9, 2018, (ii) the related prospectus, as supplemented by the prospectus supplement relating to the offer and sale of the Shares (as so supplemented, the “Prospectus”), and (iii) the Sales Agreement dated as of August 9, 2018, between the Company and Cowen & Company, LLC. (the “Agreement”).

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions in this letter. Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with terms of the Agreement, will be validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP